Exhibit 99.1

GAP INC. REPORTS OCTOBER SALES DOWN 2 PERCENT;

COMPARABLE STORE SALES DOWN 5 PERCENT

Company Expects to Report Third Quarter Earnings Per Share of $0.23 to $0.24

SAN FRANCISCO – November 3, 2005 — Gap Inc. (NYSE: GPS) today reported net sales of $1.28 billion for the four-week period ended October 29, 2005, which represents a 2 percent decrease compared with net sales of $1.30 billion for the same period ended October 30, 2004. The company’s comparable store sales for October 2005 decreased 5 percent compared with a 3 percent increase in October 2004.

Comparable store sales by division for October 2005 were as follows:

Gap North America: negative 3 percent versus positive 5 percent last year

Banana Republic North America: negative 8 percent versus positive 3 percent last year

Old Navy North America: negative 6 percent versus positive 4 percent last year

International: negative 9 percent versus negative 9 percent last year

“We began October with continued traffic challenges,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “However, traffic improved at the end of the month, likely due to favorable weather trends and the delivery of our holiday merchandise. Fall clearance at all of our brands drove merchandise margins significantly below those of last year.”

Third Quarter Sales Results and Earnings Guidance

For the 13 weeks ended October 29, 2005, total company net sales were $3.9 billion, which is a decrease of 3 percent from net sales of $4.0 billion for the same period ended October 30, 2004. The company’s third quarter comparable store sales decreased 7 percent compared with a decrease of 1 percent in the third quarter of the prior year.

The company announced that it expects earnings per share for the third quarter to be $0.23 to $0.24.

The company reiterated that it expects year-over-year inventory per square foot to be down in the low-single digits at the end of the third quarter.

Comparable store sales by division for the third quarter were as follows:

Gap North America: negative 4 percent versus flat last year

Banana Republic North America: negative 7 percent versus positive 3 percent last year

Old Navy North America: negative 8 percent versus negative 1 percent last year

International: negative 10 percent versus negative 10 percent last year

As of October 29, 2005, Gap Inc. operated 3,117 store locations compared with 3,051 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its third quarter earnings via press release on November 17, 2005 at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s third quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce November sales on December 1, 2005.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings per share for the third quarter of 2005 and (ii) year over year change in inventory per square foot at the end of the third quarter.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the Company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the risk that additional information may arise from the Company’s due diligence during the close process or other subsequent events that would require the Company to reevaluate its assumptions or make other adjustments.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of November 3, 2005 and the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798